Exhibit 15
ACCOUNTANT’S ACKNOWLEDGMENT
We consent to the incorporation by reference in the Registration Statements on Forms S-3 (filed in October 2000 and March 2001) and on Form S-8 (filed in November 1997) of Penn Octane Corporation of our report dated May 18, 2007, which appears on page 3 of the quarterly report on Form 10-Q for the period ended March 31, 2007.
/s/ BURTON McCUMBER & CORTEZ, L.L.P.
Brownsville, Texas
May 21, 2007